Exhibit 99.2

Websense Issues Statement on Revision of Revenue Recognition Policy for Royalty Revenue

Websense announced that it will adopt a new revenue recognition policy for royalty revenue from partners who pre-install Websense products on their security solutions (original equipment manufacturers, or OEM, partners). These OEM relationships were acquired in connection with the company’s purchase of SurfControl plc in October 2007. The change relates to the timing of revenue recognition, but does not alter the company’s fundamental business operations and will not impact total billings, cash flow from operations, or the total amount of revenue that ultimately will be recognized.

As a result of this change in accounting policy, the company’s management and audit committee, in consultation with outside auditors, have determined that previously issued financial statements can no longer be relied upon because they need to be modified to reflect the proper revenue recognition policy. The company expects to issue corrected financial statements as soon as practicable after they are completed and audited. The company estimates the cumulative impact will reduce revenue recognized over a seven quarter period from October 2007 through June 2009 by an aggregate of $12 million to $16 million, or $8 million to $12 million, depending which of two potential revised accounting treatments is applied by the company, and increase deferred revenue as of June 30, 2009 by the same amount as the applicable decrease in recognized revenue. This represents approximately 3 percent or less of total revenue recognized during the seven quarter period.

“We have always been committed to providing accurate, timely and transparent information to our stockholders,” said Gene Hodges, Websense’s chief executive officer. “These accounting changes impact the timing of revenue recognition for a relatively small part of our total revenue and deferred revenue, and have no impact on our fundamental outlook or our financial strength. We discovered this issue as a part of an examination of our OEM arrangements, and as soon as we determined the need to revise our accounting policies, we made the information available to our stockholders.”